Exhibit 99(m)(3)

                             THE LIPPER FUNDS, INC.

                                   ADDENDUM TO

                     AMENDED AND RESTATED DISTRIBUTION PLAN

     Reference is made to the Amended and Restated Distribution Plan dated December 14, 1995, as amended December 18, 1996 and December 4, 2000 (the "Plan") of The Lipper Funds, Inc. (the "Company"). This Addendum revises the Plan as follows:

     1. The Lipper Merger Fund has been added as a series to The Lipper Funds, Inc. Accordingly, Appendix A to the Distribution Plan shall be modified to include the following:

                                  APPENDIX A TO
                                DISTRIBUTION PLAN


                                                             Distribution Fee (expressed
                                                              as an annual rate of the
                                                           average daily net assets of the
Name of Fund           Name of Class                      Fund attributable to that Class)
------------           -------------                      --------------------------------
Lipper Merger Fund     Premier Shares                                   None
Lipper Merger Fund     Retail Shares                                    0.25%
Lipper Merger Fund     Group Retirement Plan Shares                     0.25%

                                         THE LIPPER FUNDS, INC.


                                         By:
                                              ----------------------------------
                                              Name:  Abraham Biderman
                                              Title: Executive Vice President

Dated:        June 20, 2001